Exhibit 99.1

Diamondback Energy, Inc. Announces Appointments to the Board of Directors

MIDLAND, Texas, April 24, 2018 (GLOBE NEWSWIRE) -- Steven West, Chairman of the Board of Directors (the “Board”) of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback" or the “Company”), is pleased to announce effective April 23, 2018 the Company increased the size of the Board from five to seven members, adding Melanie M. Trent as an independent director, advancing diversity on our board, and Michael L. Hollis, the Company’s President and Chief Operating Officer, comprising the Board with a super majority of five independent directors.

Mr. Hollis has served as our President since his appointment effective January 1, 2017 and as our Chief Operating Officer since July 2015. He joined Diamondback in September 2011 and served as our Vice President - Drilling prior to his current position. Mr. Hollis has also served as a director of the general partner of Viper since June 2014. Prior to joining Diamondback, Mr. Hollis served in various roles, most recently as drilling manager at Chesapeake Energy Corporation from June 2006 to September 2011. Mr. Hollis worked for ConocoPhillips Company as a senior drilling engineer from January 2002 to June 2006. Mr. Hollis received his Bachelor of Science degree in Chemical Engineering from Louisiana State University.

Ms. Trent previously served in various legal, administrative and compliance capacities for Rowan Companies plc, from 2005 until April 2017, including as an Executive Vice President, General Counsel and Chief Administrative officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, and as Vice President and Corporate Secretary from 2010 until 2011. Prior to her tenure at Rowan, Ms. Trent served in various legal, administrative and investor relations capacities for Reliant Energy Incorporated, served as counsel at Compaq Computer Corporation and as an associate at Andrews Kurth LLP. She currently serves on the boards of two non-profit organizations in Houston: YES Prep Public Schools and New Hope Housing, Inc. Ms. Trent holds a Bachelor’s degree from Middlebury College and a Juris Doctorate degree from Georgetown University Law Center.

Mr. West further stated, “We are thrilled to add Mike and Melanie to Diamondback’s Board of Directors. With over four decades of combined experience, these individuals are proven leaders in their respective crafts. Ms. Trent’s strong legal and executive management experience across multiple industries adds further depth and knowledge that make her well suited to join Diamondback’s Board as an Independent Director. I am equally pleased to announce the appointment of Mike Hollis to Director. Mr. Hollis has been a critical element to Diamondback’s track record of operational leadership in the Permian Basin, and his appointment is a direct reflection of his long-standing contribution to our Company. On behalf of the Company’s Board, we look forward to utilizing both new members’ insights and expertise to further Diamondback’s success in the years to come.”

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com